Exhibit 10.2

FORM OF TAX MATTERS AGREEMENT

BY AND AMONG

MODINE MANUFACTURING COMPANY,

PLATINUM SPINCO INC.,

AND

GENTHERM INCORPORATED

DATED AS OF [•], 2026

i

ii

Section 15.13 Company Subsidiaries or SpinCo Subsidiaries	35
Section 15.14 Successors	35
Section 15.15 Assignability	35
Section 15.16 No Fiduciary Relationship	35
Section 15.17 Mutual Drafting; Precedence	36
Section 15.18 Injunctions	36

iii

TAX MATTERS AGREEMENT

This TAX MATTERS AGREEMENT (this “Agreement”) is entered into by and among Modine Manufacturing Company, a Wisconsin corporation (the “Company”), Platinum SpinCo Inc., a Delaware corporation (“SpinCo,” and together with the Company, the “Separation Parties,” and each a “Separation Party”), and Gentherm Incorporated, a Michigan corporation (“RMT Partner,” and together with the Company and SpinCo, the “Parties,” and each a “Party”).

RECITALS

WHEREAS, the Company, acting through itself and its direct and indirect Subsidiaries, currently conducts the Company Business and the SpinCo Business;

WHEREAS, SpinCo is a wholly owned Subsidiary of the Company;

WHEREAS, the Company intends to separate the SpinCo Business from the Company Business and to cause the SpinCo Assets to be transferred to SpinCo and the other members of the SpinCo Group and to cause the SpinCo Liabilities to be assumed by SpinCo and other members of the SpinCo Group, upon the terms and subject to the conditions set forth in the Separation Agreement by and among the Company, SpinCo and RMT Partner (the “Separation Agreement”);

WHEREAS, in connection with the Separation, SpinCo will make the SpinCo Cash Distribution;

WHEREAS, after the Separation and pursuant to the Separation Agreement, the Company will distribute to the holders of Company Common Stock all outstanding shares of the SpinCo Common Stock by means of a pro rata distribution;

WHEREAS, for U.S. federal income tax purposes, it is intended that the Contribution and the Distribution, taken together, shall qualify as a “reorganization” within the meaning of Sections 355(a) and 368(a)(1)(D) of the Code;

WHEREAS, for U.S. federal income tax purposes, the Distribution is intended to qualify as tax-free under Section 355(a) of the Code to holders of Company Common Stock and as tax-free to the Company under Section 361(c) of the Code;

WHEREAS, immediately following the Distribution and pursuant to the Merger Agreement, Merger Sub, a wholly owned subsidiary of RMT Partner, will merge with and into SpinCo, with SpinCo as the surviving entity (the “Merger”), all upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, for U.S. federal income tax purposes, it is the intention of the Parties that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code in which no income, gain or loss will be recognized by the Company, SpinCo, Merger Sub, or the holders of SpinCo Common Stock (except as relates to the receipt by holders of SpinCo Common Stock of cash in lieu of fractional shares);

WHEREAS, in connection with the Contribution, Distribution and Merger, the Parties desire to provide for and agree upon the allocation between the Parties of liabilities, and entitlements to refunds thereof, for certain Taxes arising prior to, at the time of, and subsequent to the Contribution, Distribution and Merger, and to provide for and agree upon other matters relating to Taxes and to set forth certain covenants and indemnities relating to the Intended Tax Treatment and the intended tax treatment of certain other transactions.

NOW, THEREFORE, in consideration of the foregoing and the terms, conditions, covenants and provisions of this Agreement, each of the Parties mutually covenants and agrees as follows:

Section 1. Definition of Terms. For purposes of this Agreement (including the recitals hereof), the following terms have the following meanings:

“Affiliate” means any entity that is directly or indirectly Controlled by either the person in question or an Affiliate of such person. As used in this paragraph, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contract or otherwise. The term Affiliate shall refer to Affiliates of a person as determined immediately after the Merger.

“Agreement” means this Tax Matters Agreement.

“Business Day” has the meaning set forth in the Merger Agreement.

“Capital Stock” means all classes or series of capital stock of a Separation Party or RMT Partner, including (i) common stock, (ii) all options, warrants and other rights to acquire such capital stock, (iii) all instruments properly treated as stock of the Separation Party or RMT Partner for U.S. federal income tax purposes, and (iv) all other equity, debt, derivative, or other instruments or agreements that confer upon the holder thereof any voting rights with respect to the Separation Party or RMT Partner.

“CFC Member” shall mean any member of the SpinCo Group which is treated, immediately prior to Closing, as a “controlled foreign corporation” as defined in Section 957 of the Code.

“CFC Taxes” shall mean any Tax liability imposed with respect to amounts required to be included under Sections 951 or 951A of the Code (and any deemed dividend pursuant to Sections 78 and 960(a)(1) of the Code attributable to such amount) with respect to any CFC Member that is attributable to the portion of the Straddle Period of such CFC Member that ends on the Closing Date.

“Chosen Courts” shall have the meaning set forth in Section 15.11.

“Claiming Separation Party” shall have the meaning set forth in Section 3.6(a)(i).

“Closing” has the meaning set forth in the Merger Agreement.

“Closing Date” has the meaning set forth in the Merger Agreement.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the first sentence of this Agreement.

“Company Business” has the meaning set forth in the Separation Agreement.

“Company Consolidated Return” means any U.S. federal consolidated Income Tax Return required to be filed by the Company as the “common parent” of an “affiliated group” (in each case, within the meaning of Section 1504 of the Code), and any consolidated, combined, unitary or similar Income Tax Return required to be filed by the Company or a member of the Company Group as common parent (or analogous concept) under a similar or analogous provision of state, local or non-U.S. Law.

“Company Common Stock” has the meaning set forth for “Mercury Common Stock” in the Merger Agreement.

“Company Consolidated Taxes” means any Taxes attributable to any Company Consolidated Return.

“Company Group” has the meaning set forth in the Separation Agreement.

“Company Tainting Act” means (a) any action (or the failure to take any action) within its control by the Company or any member of the Company Group (including entering into any agreement, understanding or arrangement), (b) any event (or series of events) involving the Capital Stock of the Company, any assets of the Company or any assets of any member of the Company Group, or (c) any breach by the Company or any member of the Company Group of any representation, warranty or covenant made by them in the Merger Agreement or the Transaction Documents, including this Agreement, in each case, that would affect the Intended Tax Treatment; provided, however, that the term “Company Tainting Act” shall not include any action expressly required or permitted by the Merger Agreement or the Transaction Documents (other than this Agreement).

“Company Taxes” means, without duplication, (a) any Company Consolidated Taxes, (b) any Taxes that are attributable to the Company Business, (c) any Taxes (i) on gain recognized under Treasury Regulations Section 1.1502-19(b) in connection with an excess loss account with respect to the stock of SpinCo or any member of the SpinCo Group at the time of the Distribution, (ii) on net deferred gains taken into account under Treasury Regulations Section 1.1502-13(d) with respect to deferred intercompany transactions between a SpinCo Group member and a Company Group member and (iii) under similar or corresponding provisions of state, local or non-U.S. Law, (d) any Taxes attributable to a Company Tainting Act, (e) any Taxes (including CFC Taxes) of SpinCo, a member of the SpinCo Group or the SpinCo Business attributable to any Pre-Distribution Period, and (f) Taxes (including Transfer Taxes) attributable to the Separation Transactions, in the case of each of clauses (a), (b), (c), (e), and (f), other than Taxes described in clause (b) or (c) of the definition of “SpinCo Taxes.”

“Contribution” has the meaning set forth in the Separation Agreement.

“Controlling Separation Party” shall have the meaning set forth in Section 9.2(a).

“Dispute” shall have the meaning set forth in Section 13.1.

“Distribution” has the meaning set forth in the Separation Agreement.

“Distribution Date” shall have the meaning set forth in the Separation Agreement.

“Distribution Taxes” means any and all Taxes required to be paid by or imposed on a Separation Party or any of its Affiliates resulting from, or directly arising in connection with, the failure of the Contribution (including the SpinCo Cash Distribution) and the Distribution to qualify for the Intended Tax Treatment of such transactions.

“Distribution Tax Opinion” has the meaning set forth in the Merger Agreement.

“Distribution Tax-Related Losses” means (a) all Distribution Taxes imposed pursuant to any Final Determination and (b) all reasonable accounting, legal and other professional fees and court costs incurred in connection with such Distribution Taxes.

“Due Date” means the date (taking into account all valid extensions) upon which a Tax Return is required to be filed with or Taxes are required to be paid to a Tax Authority, whichever is applicable.

“Effective Time” has the meaning set forth in the Merger Agreement.

“Employee Matters Agreement” has the meaning set forth in the Separation Agreement.

“Excess Borrowed Amount” means an amount equal to the excess of (A) the amount borrowed under the SpinCo Financing and/or Permanent SpinCo Financing as described in clause (i) of the definition of Permitted Leverage Distribution over (B) the SpinCo Cash Distribution (for the avoidance of doubt, after taking into account any adjustments pursuant to Section 3.1(c)(ii) of the Merger Agreement).

“Extraordinary Transaction” means any action that is not in the ordinary course of business, but shall not include any action expressly required by the Merger Agreement or any Transaction Document (including the Separation Agreement) or any action undertaken pursuant to the Contribution, the SpinCo Cash Distribution, the Distribution or the other Separation Transactions but shall include transfers described in clause (ii) of the definition of Permitted Leverage Distribution.

“Final Determination” means the final resolution of liability for any Tax, which resolution may be for a specific issue or adjustment or for a taxable period, (a) by IRS Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the taxpayer, or by a comparable form under the Laws of a state, local or non-U.S. taxing jurisdiction, except that a Form 870 or 870-AD or comparable form shall not constitute a Final Determination to the extent that it reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for refund or the right of the Tax Authority to assert a further deficiency in respect of such issue or adjustment or for such taxable period (as the case may be);

(b) by a decision, judgment, decree or other order by a court of competent jurisdiction, which has become final and unappealable; (c) by a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the Laws of a state, local or non-U.S. taxing jurisdiction; (d) by any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered (including by way of offset) by the jurisdiction imposing such Tax; (e) by a final settlement resulting from a treaty-based competent authority determination; or (f) by any other final disposition, including by reason of the expiration of the applicable statute of limitations or by mutual agreement of the Separation Parties.

“Governmental Authority” has the meaning set forth in the Merger Agreement.

“Group” means the Company Group or the SpinCo Group, or both, as the context requires.

“Income Taxes” means:

(a)

all Taxes based upon, measured by, or calculated with respect to (i) net income or profits (including, any capital gains, minimum tax or any Tax on items of tax preference, but not including sales, use, real or personal property, gross or net receipts, value added, excise, leasing, transfer or similar Taxes) or (ii) multiple bases (including, corporate franchise, doing business and occupation Taxes) if one or more bases upon which such Tax is determined is described in clause (a)(i) above; and

(b)	any related interest and any penalties, additions to such Tax or additional amounts imposed with respect thereto by any Tax Authority.

“Income Tax Returns” means all Tax Returns that relate to Income Taxes.

“Intended Tax Treatment” means the following U.S. federal income Tax consequences in connection with the Separation, the Contribution, the SpinCo Cash Distribution, the Distribution, the Merger and certain related transactions:

(a)	the qualification of the Contribution (including the SpinCo Cash Distribution) and Distribution, taken together, as a “reorganization” under Sections 355(a) and 368(a)(1)(D) of the Code;

(b)

the nonrecognition of gain or loss by the Company on the receipt of the SpinCo Cash Distribution and any other cash received by the Company pursuant to the Contribution, except to the extent the amount of the SpinCo Cash Distribution and any such other cash exceeds the Company’s adjusted tax basis in the assets transferred to SpinCo pursuant to the Contribution and assuming the Company transfers to creditors or distributes to shareholders the cash received in the SpinCo Cash Distribution and any such other cash received by the Company in pursuance of the plan of reorganization within the meaning of Section 361(b)(1) of the Code;

(c)

the qualification of the Distribution as a transaction in which the SpinCo Common Stock distributed to holders of Company Common Stock is “qualified property” for purposes of Sections 355 and 361(c) of the Code (and neither Section 355(d) nor Section 355(e) of the Code causes such SpinCo Common Stock to be treated as other than “qualified property” for such purposes);

(d)

the nonrecognition of income, gain or loss by the Company and SpinCo on the Contribution and the Distribution under Sections 355, 361 and/or 1032 of the Code, as applicable, other than intercompany items or excess loss accounts, if any, taken into account pursuant to the Treasury Regulations promulgated pursuant to Section 1502 of the Code;

(e)

the nonrecognition of income, gain or loss by holders of Company Common Stock upon the receipt of SpinCo Common Stock in the Distribution under Section 355 of the Code, excluding any recipient of SpinCo Common Stock described in Section 3.4 of the Separation Agreement;

(f)	the nonrecognition of income, gain or loss by the Company on the distribution of the proceeds of the SpinCo Cash Distribution to Company creditors or shareholders under Section 361(b) of the Code; and

(g)

the qualification of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code in which no income, gain or loss will be recognized by the Company, SpinCo, Merger Sub or the holders of SpinCo Common Stock (except as relates to the receipt by holders of SpinCo Common Stock of cash in lieu of fractional shares).

“IRS” means the United States Internal Revenue Service.

“IRS Ruling” has the meaning set forth in the Merger Agreement.

“Law” shall mean any national, supranational, federal, state, provincial, local or similar law (including common law), statute, code, order, ordinance, rule, regulation, treaty (including any income tax treaty), license, permit, decree, injunction, binding judicial or administrative interpretation or other requirement, in each case, enacted, promulgated, issued or entered by a Governmental Authority.

“Mercury Merger Tax Opinion” has the meaning set forth in the Merger Agreement.

“Merger” has the meaning set forth in the Recitals.

“Merger Agreement” has the meaning set forth in the Separation Agreement.

“Merger Sub” has the meaning set forth in the Separation Agreement.

“Non-Controlling Separation Party” shall have the meaning set forth in Section 9.2(b).

“Overlap Shareholders” has the meaning set forth in the Merger Agreement.

“Parties” and “Party” have the meanings set forth in the first sentence of this Agreement.

“Past Practices” shall have the meaning set forth in Section 3.3(a).

“Payor” shall have the meaning set forth in Section 4.1(a).

“Permanent SpinCo Financing” has the meaning set forth in the Merger Agreement.

“Permitted Leverage Distribution” means, in the event of any adjustment to the SpinCo Cash Distribution pursuant to Section 3.1(c)(ii) of the Merger Agreement, (i) the borrowing prior to or after the Distribution by SpinCo pursuant to the SpinCo Financing and/or Permanent SpinCo Financing and (ii) the transfer of cash (in the form of a distribution or loan) by SpinCo to RMT Partner after the Merger in an amount equal to the Excess Borrowed Amount; provided that such Permitted Leverage Distribution can only be made to the extent used to fund a RMT Partner Special Dividend.

“Permitted Repurchase” means a purchase by RMT Partner of RMT Partner’s outstanding stock to the extent (i) (x) the IRS Ruling includes a ruling substantially to the effect that a redemption or repurchase of RMT Partner’s stock meeting certain conditions will be treated as being made on a pro rata basis from all holders of RMT Partner’s stock (except with respect to persons specified in the IRS Ruling as excluded from such treatment (“Excluded Shareholders”)) for purposes of testing the effect of the redemption or repurchase on the Distribution under Section 355(e) of the Code, (y) such purchase fully satisfies such conditions in the IRS Ruling and (z) at the time of such purchase, no person that owns (for purposes of Section 355(e) of the Code) RMT Partner’s stock is an Excluded Shareholder, such that the purchase by RMT Partner would be treated pursuant to the IRS Ruling as being made on a completely pro rata basis from all holders of RMT Partner’s stock, and (ii) either (A) such purchase meets the requirements of Section 4.05(1)(b) of Revenue Procedure 96-30, 1996-1 C.B. 696 (without regard to the effect of Revenue Procedure 2003-48, 2003-29 I.R.B. 86 on Revenue Procedure 96-30); provided, that for purposes of Revenue Procedure 96-30, unless otherwise set forth in the IRS Ruling, “20 percent of the outstanding stock of the corporation” shall be determined based on RMT Partner’s stock outstanding after the Merger, or (B) the IRS Ruling includes a ruling substantially to the effect that a redemption or repurchase of RMT Partner’s stock meeting certain conditions that does not otherwise satisfy clause (A) hereof will not be evidence that the Distribution was used principally as a device for the distribution of earnings and profits under Section 355(a)(1)(B) of the Code, and such purchase fully satisfies such conditions in the IRS Ruling.

“Permitted Restructuring Transactions” means the transactions described on Exhibit A attached hereto.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof, without regard to whether any entity is treated as disregarded for U.S. federal income tax purposes.

“Post-Distribution Period” means any Tax Period beginning after the Distribution Date, and, in the case of any Straddle Period, the portion of such Straddle Period beginning the day after the Distribution Date.

“Post-Distribution Ruling” shall have the meaning set forth in Section 6.1.

“Pre-Distribution Period” means any Tax Period ending on or before the Distribution Date, and, in the case of any Straddle Period, the portion of such Straddle Period ending on the Distribution Date.

“Preliminary Tax Advisor” shall have the meaning set forth in Section 13.3.

“Privilege” means any privilege that may be asserted under applicable Law, including, any privilege arising under or relating to the attorney-client relationship (including the attorney-client and work product privileges), the accountant-client privilege and any privilege relating to internal evaluation processes.

“Proposed Acquisition Transaction” means a transaction or series of transactions (or any agreement, understanding or arrangement, within the meaning of Section 355(e) of the Code and Treasury Regulations Section 1.355-7, or any other Treasury Regulations promulgated thereunder, to enter into a transaction or series of transactions), whether such transaction is supported by SpinCo or RMT Partner management or shareholders, is a hostile acquisition, or otherwise, as a result of which any Person or any group of related Persons would (directly or indirectly) acquire, or have the right to acquire, any shares of Capital Stock from SpinCo or RMT Partner and/or one or more holders of outstanding shares of Capital Stock. Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include (i) the adoption by SpinCo or RMT Partner of a shareholder rights plan described in Revenue Ruling 90-11, 1990-1 C.B. 10, (ii) issuances by SpinCo or RMT Partner that satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer), in each case, of Treasury Regulations Section 1.355-7(d), (iii) acquisitions of stock that satisfy Safe Harbor VII (related to public trading) of Treasury Regulations Section 1.355-7(d), (iv) any Permitted Restructuring Transaction or (v) any Permitted Repurchases. For purposes of determining whether a transaction constitutes an indirect acquisition, any recapitalization resulting in a shift of voting power or any redemption of shares of stock shall be treated as an indirect acquisition of shares of stock by the non-exchanging shareholders. This definition and the application thereof are intended to monitor compliance with Section 355(e) of the Code and shall be interpreted accordingly. Any clarification of, or change in, the statute or Treasury Regulations promulgated under Section 355(e) of the Code shall be incorporated in this definition and its interpretation. For the avoidance of doubt, the Merger, standing alone, shall not constitute a Proposed Acquisition Transaction.

“Redactable Information” means any information that a Separation Party, in its good faith judgment, considers to be confidential and not germane to the other Separation Party’s obligations under this Agreement or any Transaction Documents.

“Refund” means any refund (or credit in lieu thereof) of Taxes (including any overpayment of Taxes that can be refunded or, alternatively, applied to other Taxes payable), including any interest paid on or with respect to such refund of Taxes; provided, however, the amount of the refund of Taxes shall be net of any reasonable out-of-pocket expenses incurred in obtaining such refund and any Taxes imposed by any Tax Authority on the receipt of the refund.

“Reorganization Step Plan” has the meaning set forth in the Separation Agreement.

“Required Separation Party” shall have the meaning set forth in Section 4.1(a).

“Responsible Separation Party” means, with respect to any Tax Return, the Separation Party having responsibility for preparing and filing such Tax Return under this Agreement.

“Restricted Period” means the period beginning at the Effective Time and ending on the two (2)-year anniversary of the day after the Distribution Date.

“Retention Date” shall have the meaning set forth in Section 8.1.

“RMT Partner” has the meaning set forth in the first sentence of this Agreement.

“RMT Partner Merger Tax Opinion” has the meaning given to the term “Gold Merger Tax Opinion” in the Merger Agreement.

“RMT Partner Percentage” means 60%.

“RMT Partner Special Dividend” has the meaning given to the term “Gold Special Dividend” in the Merger Agreement.

“Ruling Request” means any letter filed by the Company or its Subsidiaries with the IRS or other Tax Authority requesting a ruling regarding the Intended Tax Treatment (including all attachments, exhibits and other materials submitted with such ruling request letter and any amendment or supplement to such letter).

“Section 336(e) Elections” shall have the meaning set forth in Section 3.3(b).

“Section 336(e) Tax Basis” shall have the meaning set forth in Section 2.5.

“Separation” has the meaning set forth in the Separation Agreement.

“Separation Agreement” has the meaning set forth in in the Recitals.

“Separation Parties” and “Separation Party” have the meanings set forth in the first sentence of this Agreement.

“Separation Transactions” means those transactions undertaken by the Separation Parties and their Affiliates pursuant to the Reorganization Step Plan to separate ownership of the SpinCo Business from ownership of the Company Business.

“SpinCo” has the meaning set forth in the first sentence of this Agreement.

“SpinCo Assets” has the meaning set forth in the Separation Agreement.

“SpinCo Business” has the meaning set forth in the Separation Agreement.

“SpinCo Cash Distribution” has the meaning set forth in the Separation Agreement.

“SpinCo Common Stock” has the meaning set forth in the Separation Agreement.

“SpinCo Financing” has the meaning set forth in the Merger Agreement.

“SpinCo Group” has the meaning set forth in the Separation Agreement.

“SpinCo Indebtedness” has the meaning set forth in the Separation Agreement.

“SpinCo Liabilities” has the meaning set forth in the Separation Agreement.

“SpinCo Percentage” means 40%.

“SpinCo Tainting Act” means (a) any action (or the failure to take any action) within its control by SpinCo or any member of the SpinCo Group (including entering into any agreement, understanding or arrangement), (b) any event (or series of events) involving the Capital Stock of SpinCo or RMT Partner, any assets of SpinCo or any assets of any member of the SpinCo Group, or (c) any breach by SpinCo or any member of the SpinCo Group of any representation, warranty or covenant made by them in the Merger Agreement or the Transaction Documents, including this Agreement, in each case, that would affect the Intended Tax Treatment; provided, however, that the term “SpinCo Tainting Act” shall not include any action expressly required or permitted by the Merger Agreement or the Transaction Documents (other than this Agreement) or undertaken pursuant to, or prior to, the Distribution.

“SpinCo Taxes” means, without duplication, (a) any Taxes of SpinCo or a member of the SpinCo Group attributable to any Post-Distribution Period, (b) any Taxes attributable to a SpinCo Tainting Act and (c) any Taxes attributable to an Extraordinary Transaction effected after the Effective Time on the Distribution Date by SpinCo or a member of the SpinCo Group at the direction of RMT Partner (or at the direction of a Subsidiary or Affiliate of RMT Partner).

“Straddle Period” means any Tax Period that begins on or before and ends after the Distribution Date.

“Subsidiary” has the meaning set forth in the Separation Agreement.

“Tax” or “Taxes” means (a) any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, custom duties, social security, workers compensation, unemployment, disability, property, ad valorem, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, value added, escheat or unclaimed property liability, alternative minimum, estimated or other tax (including any fee, assessment or other charge in the nature of or in lieu of any tax) imposed by any governmental entity or political subdivision thereof, and any interest, penalties, additions to tax or additional amounts in respect of the foregoing; and (b) all liabilities in respect of any items described in clause (a) payable by reason of assumption, transferee or successor liability, operation of Law or Treasury Regulations Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under Law), in each case, including any Taxes resulting from an adjustment of any item of income, gain, loss, deduction, credit, or any other item affecting Taxes of a taxpayer pursuant to a Final Determination.

“Tax Advisor” means a tax counsel or accountant of recognized standing in the relevant jurisdiction.

“Tax Attribute” means a net operating loss, capital loss, tax credit carryover, earnings and profits, previously taxed income, tax bases, separate limitation loss, investment credit, foreign tax credit, excess charitable contribution, general business credit, overall foreign loss or any other Tax Item that could affect a Tax.

“Tax Authority” means, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

“Tax Benefit” means any refund, credit or other item that causes a reduction in liability for Taxes.

“Tax Contest” means an audit, review, examination or any other administrative or judicial proceeding with the purpose or effect of redetermining Taxes (including any administrative or judicial review of any claim for refund).

“Tax Counsel” has the meaning set forth in the Merger Agreement.

“Tax Item” means any item of income, gain, loss, deduction, expense or credit, or other attribute that may have the effect of increasing or decreasing any Tax.

“Tax Law” means the law of any governmental entity or political subdivision thereof relating to any Tax.

“Tax Opinions/Rulings” means (x) (i) the formal written opinions or similar memoranda of Tax Counsel regarding the Intended Tax Treatment, in connection with the Contribution, the SpinCo Cash Distribution, the Distribution, or the Merger or otherwise with respect to the Separation Transactions, including the Distribution Tax Opinion, and the Mercury Merger Tax Opinion, and (ii) the RMT Partner Merger Tax Opinion and (y) the rulings by the IRS or other Tax Authority received in respect of a Ruling Request delivered to Company or its Subsidiaries in connection with the Contribution, the SpinCo Cash Distribution, the Distribution, or the Merger or otherwise with respect to the Separation Transactions.

“Tax Period” means, with respect to any Tax, the period for which the Tax is reported, as provided under the Code or other applicable Tax Law.

“Tax Records” means any Tax Returns, Tax Return work papers, documentation relating to any Tax Contests and any other books of account or records (whether or not in written, electronic or other tangible or intangible forms and whether or not stored on electronic or any other medium) required to be maintained under the Code or other applicable Tax Laws or under any record retention agreement with any Tax Authority.

“Tax Return” means any report of Taxes due, any claim for refund of Taxes paid, any information return with respect to Taxes or any other similar report, statement, declaration or document filed or required to be filed under the Code or other Tax Law, including any attachments, schedules, exhibits or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.

“Transaction Documents” has the meaning set forth in the Merger Agreement.

“Transfer Tax” means any sales, use, value-added, goods and services, privilege, transfer (including real property transfer), recordation, registration, documentary, stamp, duty or similar Tax imposed with respect to the Separation Transactions.

“Treasury Regulations” means the regulations promulgated from time to time under the Code as in effect for the relevant Tax Period.

“Unqualified Tax Opinion” means an unqualified “will” opinion of a Tax Advisor, on which the Separation Parties may rely to the effect that a transaction will not affect the Intended Tax Treatment. Any such opinion must assume that the Contribution, the SpinCo Cash Distribution, the Distribution, and the Merger would have qualified for the Intended Tax Treatment if the transaction in question did not occur.

“VAT” means: (i) any Tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112), including in the United Kingdom in accordance with VATA 1994; (ii) any goods and services or sales and service Tax imposed by any Tax Authority; and (iii) any other Tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such Tax referred to in clauses (i) or (ii), or imposed elsewhere including any system that operates as a value added tax or indirect tax designed to tax supplies of goods or services.

Section 2. Allocation of Tax Liabilities.

Section 2.1 General Rule.

(a) Company Liability. The Company shall be liable for, and shall indemnify and hold harmless the SpinCo Group from and against (x) any liability for Company Taxes (without duplication of any Company Taxes taken into account in the calculation of SpinCo Indebtedness pursuant to the Separation Agreement) and (y) any Distribution Tax-Related Losses for which the Company is responsible pursuant to Section 6.3.

(b) SpinCo Liability. SpinCo and RMT Partner shall be liable for, and shall indemnify and hold harmless the Company Group from and against (x) any liability for SpinCo Taxes and (y) any Distribution Tax-Related Losses for which SpinCo and RMT Partner are responsible pursuant to Section 6.3.

Section 2.2 Employment Taxes. Liability for employment taxes shall be determined pursuant to the Employee Matters Agreement.

Section 2.3 Delayed SpinCo Assets; Delayed SpinCo Liabilities; Delayed Company Assets; Delayed Company Liabilities. The Parties acknowledge and agree that, notwithstanding anything contained herein to the contrary, this Agreement shall not in any way affect or modify the Parties’ rights and obligations under Section 2.4 of the Separation Agreement.

Section 2.4 Straddle Period Tax Allocation. The Company and SpinCo shall take all actions necessary or appropriate to close the taxable year of SpinCo and each member of the SpinCo Group for all Tax purposes as of the close of the Distribution Date to the extent permissible or required under applicable Law, including, if permitted under applicable Tax Law, making the election under Treasury Regulations Section 1.245A-5(e)(3) with respect to each CFC Member and any corresponding or similar elections under state, local or non-U.S. law. If applicable Law does not require or permit SpinCo or any member of the SpinCo Group, as the case may be, to close its taxable year on the Distribution Date, then the allocation of income or deductions required to determine any Taxes or other amounts attributable to the portion of the Straddle Period ending on, or beginning after, the Distribution Date shall be made by means of a closing of the books and records of SpinCo or such member of the SpinCo Group as of the close of the Distribution Date; provided that exemptions, allowances or deductions that are calculated on an annual or periodic basis shall be allocated between such portions in proportion to the number of days in each such portion; provided, further, that real property and other property or similar periodic Taxes shall be apportioned on a per diem basis. For VAT, where such Tax is reported on a periodic basis and applicable Law does not permit or require a VAT return to be split as of the Distribution Date, any VAT relating to a Straddle Period shall be economically allocated between the Pre-Distribution Period and the Post-Distribution Period based on the extent to which the underlying supplies, acquisitions or importations relate to each such period, with any input VAT relating to the Pre-Distribution Period treated consistently with Section 5.2 (Tax Benefits related to VAT). For the avoidance of doubt, any CFC Taxes for the Pre-Distribution Period will be determined as if the taxable year of any CFC Member that includes the Distribution Date ended at the end of the Distribution Date.

Section 2.5 Section 336(e) Tax Basis. If the Distribution fails to qualify for the Intended Tax Treatment and RMT Partner, SpinCo or any member of the SpinCo Group realizes an increase in Tax basis as a result (determined on a “with and without” basis) of the Section 336(e) Elections (the “Section 336(e) Tax Basis”), then any Tax Benefits realized by RMT Partner, SpinCo and each member of the SpinCo Group as a result of the Section 336(e) Tax Basis shall be allocated between the Company Group and the SpinCo Group in a manner that is proportionate to the Distribution Taxes paid by the Company Group and the SpinCo Group, as applicable, pursuant to the terms of this Agreement (after giving effect to any indemnification payments made pursuant to this Agreement).

Section 2.6 SpinCo Indebtedness. If, in calculating SpinCo Indebtedness under the Separation Agreement, the amount of any Tax included as an unpaid Company Tax payable by SpinCo or a member of the SpinCo Group exceeds the amount of such Tax actually payable by SpinCo or a member of the SpinCo Group, then RMT Partner or SpinCo shall, within thirty (30) days after such Tax is actually paid, pay to the Company the amount of such excess.

Section 3. Preparation and Filing of Tax Returns.

Section 3.1 General. Tax Returns shall be prepared and filed when due (including extensions) in accordance with this Section 3. The Separation Parties shall provide, and shall cause their Affiliates to provide, assistance and cooperation to one another in accordance with Section 7 with respect to the preparation and filing of Tax Returns, including providing information required to be provided in Section 7.

Section 3.2 Responsibility for Preparation and Filing

(a) Company Consolidated Returns. Notwithstanding Section 3.2(b), the Company shall prepare and file all Company Consolidated Returns. Notwithstanding anything to the contrary in this Agreement, for all Tax purposes, the Parties shall report any Extraordinary Transactions that are effected by the SpinCo Group on the Distribution Date after the Effective Time (except for any Extraordinary Transactions effected at the direction of the Company Group) as occurring on the day after the Distribution Date to the extent permitted by Treasury Regulations Section 1.1502-76(b)(1)(ii)(B) or any similar or analogous provision of state, local or non-U.S. Law.

(b) Each Separation Party shall prepare and timely file, or cause to be prepared and timely filed, taking into account applicable extensions, all Tax Returns required to be filed by such Separation Party or any of its Subsidiaries and shall pay, or cause to be paid, all Taxes shown as due and payable on such Tax Returns with respect to a Pre-Distribution Period or Straddle Period, subject to any right to indemnification under Section 2.

Section 3.3 Tax Reporting Practices.

(a) General Rule. With respect to any Tax Return that either Separation Party has the obligation and right to prepare and file, or cause to be prepared and filed, under Section 3.2, such Tax Return shall be prepared in accordance with past practices, accounting methods, elections or conventions (“Past Practices”), to the extent such Tax Return may reasonably be expected to affect the Tax liability of the other Separation Party, except as otherwise required by applicable Law. During the Restricted Period, if either Separation Party files any portion of a Tax Return in a manner inconsistent with Past Practices and such Tax Return may reasonably be expected to affect the Tax liability of the other Separation Party, such Separation Party shall promptly notify the other Separation Party of all such inconsistencies reasonably prior to the submission of such Tax Return. SpinCo shall not be permitted to make any change in any of its methods of accounting for Tax purposes that would have retroactive effect to any Pre-Distribution Period, unless otherwise required by a Final Determination.

(b) Reporting of Separation. The Tax treatment of the Separation Transactions reported on any Tax Return filed, or caused to be filed, by the Company, any member of the Company Group, RMT Partner, SpinCo, any member of the SpinCo Group, or their respective Subsidiaries shall be (i) consistent with the treatment thereof provided in the Intended Tax Treatment and (ii) as relates to any shares of SpinCo Common Stock that are distributed in the

Distribution to a Subsidiary of the Company that is a member of the Company Group, consistent with the treatment thereof provided in Section 3.4 of the Separation Agreement. If the Company determines, in its reasonable discretion, to make a protective election under Section 336(e) of the Code and the Treasury Regulations promulgated thereunder (and any corresponding or analogous provisions of state and local Tax Law) in connection with the Distribution with respect to SpinCo and each other member of the SpinCo Group that is a domestic corporation for U.S. federal income tax purposes (the “Section 336(e) Elections”), then the Parties shall enter into a written, binding agreement to make the Section 336(e) Elections, and the Parties shall timely make the Section 336(e) Elections in accordance with Treasury Regulations § 1.336-2(h). For the avoidance of doubt, such agreement is intended to constitute a “written, binding agreement” to make the Section 336(e) Elections within the meaning of Treasury Regulations § 1.336-2(h)(1)(i). The Parties shall, and shall cause the members of their respective Groups to, cooperate in making the Section 336(e) Elections, including by filing any statements, amending any Tax Returns, or taking such other actions as are reasonably necessary to carry out the Section 336(e) Elections. Each Party agrees not to take any position (and to cause each of its Affiliates not to take any position) that is inconsistent with the Section 336(e) Elections on any Tax Return, in connection with any Tax Contest, or otherwise, except as may be required by a Final Determination. Notwithstanding anything herein to the contrary, any actions taken by the Company, SpinCo, RMT Partner, or any members of the Company Group or the SpinCo Group with respect to the making of the Section 336(e) Elections, and the preparation of any statements, Tax Returns or other materials in accordance therewith, shall not be considered a breach or nonperformance of any covenant or agreement made or to be performed by the Company, SpinCo or RMT Partner contained in Sections 6.1 and 6.2.

Section 3.4 Consolidated or Combined Tax Returns.

(a) SpinCo will elect and join and will cause its Affiliates to elect and join, in filing any consolidated, combined or unitary Tax Returns that the Company determines in good faith are required to be filed or that the Company chooses to file pursuant to Section 3.2 with respect to any Pre-Distribution Period.

(b) With respect to all Company Consolidated Returns for the taxable year which includes the Distribution Date, the Company shall use the closing of the books method under Treasury Regulations Section 1.1502-76.

Section 3.5 Right to Review and Consent to Tax Returns.

(a) To the extent a Responsible Separation Party files any Tax Return that reflects (i) Taxes for which the other Separation Party would reasonably be expected to be liable, including as a result of adjustments to the amount of Taxes reported on such Tax Return, (ii) the Contribution, the SpinCo Cash Distribution, the Distribution, and/or the Merger, (iii) a Separation Transaction, or (iv) any other information that could reasonably be expected to impact the Tax liability of the other Separation Party, the Responsible Separation Party shall submit to the other Separation Party a draft of the portion of such Tax Return reporting any of the facts described in clauses (i) through (iv) of this sentence at least forty-five (45) days prior to the Due Date for such Tax Return for the other Separation Party’s review, comment and approval (such approval not to be unreasonably delayed, conditioned or withheld). The other Separation

Party shall have access to any and all data and information necessary for the preparation of all such Tax Returns and the Separation Parties shall cooperate fully in the preparation and review of such Tax Returns; provided that the providing Separation Party may redact from such information and documents any Redactable Information. No later than thirty (30) days after receipt of such Tax Returns, the other Separation Party shall have a right to object to such Tax Return (or items with respect thereto) by written notice to the Responsible Separation Party; such written notice shall contain such disputed item (or items) and the basis for its objection; provided that if such other Separation Party does not provide such written objection within thirty (30) days after receipt such other Separation Party shall be deemed to approve such Tax Return for purposes of this Section 3.5.

(b) If a Separation Party objects by proper written notice described in Section 3.5(a), the Separation Parties shall act in good faith to resolve any such dispute as promptly as practicable; provided, however, that, notwithstanding anything to the contrary contained herein, if the Separation Parties have not resolved the disputed item or items by the day five (5) Business Days prior to the Due Date of such Tax Return, such Tax Return shall be filed as prepared pursuant to this Section 3.5 (revised to reflect all initially disputed items that the Separation Parties have agreed upon prior to such date).

(c) In the event a Tax Return is filed that includes any disputed item for which proper notice was given pursuant to Section 3.5(a) that was not finally resolved and agreed upon, such disputed item (or items) shall be resolved in accordance with Section 13. In the event that the resolution of such disputed item (or items) in accordance with Section 13 with respect to a Tax Return is inconsistent with such Tax Return as filed, the Responsible Separation Party (with cooperation from the other Separation Party) shall, as promptly as practicable, amend such Tax Return to properly reflect the final resolution of the disputed item (or items). In the event that the amount of Taxes shown to be due and owing on a Tax Return is adjusted as a result of a resolution pursuant to Section 13, proper adjustment shall be made to the amounts previously paid or required to be paid in accordance with Section 4 in a manner that reflects such resolution.

(d) Notwithstanding anything to the contrary in this Agreement, SpinCo and the Company shall cooperate with respect to the preparation of any transfer pricing documentation relating to the SpinCo Business required to be prepared with respect to a Tax Return for any Pre-Distribution Period or Straddle Period.

Section 3.6 Refunds, Carrybacks and Amended Tax Returns.

(a) Refunds.

(i) Each Separation Party (and its Affiliates) (the “Claiming Separation Party”) shall be entitled to Refunds that relate to Taxes for which it (or its Affiliates) is liable under this Agreement or for which it has previously paid or reported. For the avoidance of doubt, to the extent that a particular Refund may be allocable to multiple Parties, the portion of such Refund to which each Party will be entitled shall be determined by comparing the amount of payments made by a Party to a Tax Authority or to the other Party (and reduced by the amount of payments received from the other Party) pursuant to Sections 2 and 3 with the Tax liability of such Party as determined under Section 2.1, taking into account the facts as utilized for purposes of claiming such Refund. With respect to VAT, a Refund shall be treated as relating to a Pre-Distribution Period to the extent such Refund arises from the recovery, reduction, or reimbursement of VAT that was paid, borne, or reported in a Pre-Distribution Period, including as a result of the correction, amendment, or adjustment of any Tax Return for a Pre-Distribution Period. Notwithstanding the foregoing, ordinary-course VAT recoveries arising from the filing of Tax Returns for Post-Distribution Periods, including recoveries attributable solely to late-received invoices or routine timing differences that do not require the correction or amendment of any Tax Return for a Pre-Distribution Period, shall not be treated as Refunds relating to a Pre-Distribution Period.

(ii) Any Refund or portion thereof to which a Claiming Separation Party is entitled pursuant to this Section 3.6(a) that is received or deemed to have been received as described herein by the other Separation Party (or its Affiliates) shall be paid by such other Separation Party to the Claiming Separation Party in immediately available funds in accordance with Section 4 (net of any reasonable out-of-pocket expenses incurred in obtaining such Refund, including any Taxes imposed or payable in respect of the receipt or accrual thereof). To the extent a Separation Party (or its Affiliates) applies or causes to be applied an overpayment of Taxes as a credit toward or a reduction in Taxes otherwise payable (or a Tax Authority requires such application in lieu of a Refund) and such Refund, if received, would have been payable by such Separation Party to the Claiming Separation Party pursuant to this Section 3.6(a), such Separation Party shall be deemed to have actually received a Refund to the extent thereof on the date on which the overpayment is applied to reduce Taxes otherwise payable. For the avoidance of doubt, in the case of VAT, a Refund shall be deemed received for purposes of this Section 3.6(a) at the time such VAT is refunded in cash, offset against other VAT liabilities, or otherwise applied to reduce VAT payable, regardless of the Tax Period in which such offset or reduction is reflected.

(iii) Notwithstanding anything to the contrary in this Agreement, any Separation Party that has received a payment in respect of a Refund pursuant to this Section 3.6(a) shall be liable for any Taxes that become due and payable as a result of the subsequent adjustment, if any, to the Refund claim.

(iv) The Separation Parties shall cooperate in good faith with any reasonable request by the other Separation Party to pursue any Refund to which such other Separation Party may be entitled under Section 3.6(a)(i).

(b) Carrybacks.

(i) Each of the Separation Parties shall be permitted (but not required) to carry back (or to cause its Affiliates to carry back) a Tax Attribute realized in a Post-Distribution Period or a Straddle Period to a Pre-Distribution Period or a Straddle Period only if such carryback cannot reasonably result in the other Separation Party (or its Affiliates) being liable for additional Taxes. If a carryback could reasonably result in the other Separation Party (or its Affiliates) being liable for additional Taxes, such carryback shall be permitted only if such other Separation Party consents to such carryback.

(ii) Notwithstanding anything to the contrary in this Agreement, any Separation Party that has claimed (or caused one or more of its Affiliates to claim) a Tax Attribute carryback shall be liable for any Taxes that result from such carryback claim or become due and payable as a result of the subsequent adjustment, if any, to the carryback claim.

(iii) A Separation Party shall be entitled to any Refund that is attributable to, and would not have arisen but for, a carryback of a Tax Attribute by such Separation Party pursuant to the provisions set forth in this Section 3.6(b).

(c) Amended Tax Returns. Other than as required by this Agreement or applicable Law, neither SpinCo nor RMT Partner shall file any amended Tax Return for a member of the SpinCo Group that relates to (i) a Pre-Distribution Period or (ii) any Tax Return which the Company is entitled to review pursuant to Section 3.5(a), without the prior written consent of the Company, provided that for amendments of Tax Returns described in clause (ii), the Company’s consent shall not be unreasonably withheld, conditioned or delayed.

Section 3.7 Apportionment of Tax Attributes. The Company shall reasonably determine in good faith, and advise SpinCo in writing of, the amount of any Tax Attributes arising in a Pre-Distribution Period that shall be allocated or apportioned to the SpinCo Group under applicable Law; provided that this Section 3.7 shall not be construed as obligating the Company to undertake an “earnings & profits study” or similar determinations. The Company Group and the SpinCo Group agree to compute all Taxes for Post-Distribution Periods consistently with the determination of the allocation of Tax Attributes pursuant to this Section 3.7 unless otherwise required by a Final Determination. To the extent that the amount of any Tax Attribute is later reduced or increased as a result of a Final Determination, such reduction or increase shall be allocated to the Party to which such Tax Attribute was allocated pursuant to this Section 3.7.

Section 4. Indemnification Payments.

Section 4.1 Indemnification Payments.

(a) If any Separation Party (the “Payor”) or any Affiliate of the Payor is required under applicable Tax Law to pay to a Tax Authority a Tax that another Separation Party (the “Required Separation Party”) is liable for under this Agreement, the Payor shall provide notice to the Required Separation Party for the amount due, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto. Such Required Separation Party shall have a period of thirty (30) days after the receipt of notice to respond thereto. Unless the Required Separation Party disputes the amount it is liable for under this Agreement, the Required Separation Party shall reimburse the Payor within forty-five (45) days of delivery by the Payor of the notice described above. To the extent the Required Separation Party does not agree with the amount the Payor claims the Required Separation Party is liable for under this Agreement, the dispute shall be resolved in accordance with Section 13.

(b) Any Tax indemnity payment required to be made by the Required Separation Party pursuant to this Agreement shall be reduced by any corresponding Tax Benefit payment required to be made to the Required Separation Party by the other Separation Party pursuant to Section 5. For the avoidance of doubt, a Tax Benefit payment is treated as corresponding to a Tax indemnity payment to the extent the Tax Benefit realized is attributable to the same Tax Item (or adjustment of such Tax Item pursuant to a Final Determination) that gave rise to the Tax indemnity payment. Any foreign tax credits or deductions under U.S. Tax Law claimed by RMT Partner or any member of the SpinCo Group as a result of any CFC Taxes for the Pre-Distribution Period (as determined pursuant to Section 2.4) shall be treated as Tax Benefits corresponding to such CFC Taxes.

(c) All indemnification payments under this Agreement shall be made by the Company directly to SpinCo and by SpinCo directly to the Company; provided, however, that if the Separation Parties mutually agree with respect to any such indemnification payment, any member of the Company Group, on the one hand, may make such indemnification payment to any member of the SpinCo Group, on the other hand, and vice versa. All indemnification payments shall be treated in the manner described in Section 12.

Section 5. Tax Benefits and Company Tax Attributes.

Section 5.1 Tax Benefits.

(a) If a member of the SpinCo Group realizes any Tax Benefit as a result of an adjustment pursuant to a Final Determination to any Taxes for which a member of the Company Group is liable hereunder, or if a member of the Company Group realizes any Tax Benefit as a result of an adjustment pursuant to a Final Determination to any Taxes for which a member of the SpinCo Group is liable hereunder, SpinCo or the Company, as the case may be, shall make a payment to the other company within one hundred twenty (120) Business Days following such realization of the Tax Benefit, in an amount equal to such Tax Benefit (net of any reasonable out-of-pocket expenses incurred in obtaining such Tax Benefit, including any Taxes imposed or payable in respect of the receipt or accrual thereof). For the avoidance of doubt, if such Tax Benefit results in the reduction of an indemnity payment pursuant to Section 4.1(b), no payment shall be required under this Section 5.1(a) to the extent the Required Separation Party reduced its Tax indemnity payment under Section 4.1(b). Notwithstanding anything to the contrary in this Agreement, any Separation Party that has been paid such Tax Benefit pursuant to this Section 5.1 (or has their Tax indemnity obligation pursuant to Section 4.1(b) reduced) shall be liable for any Taxes that become due and payable as a result of the subsequent adjustment, if any, to such Tax Benefit.

(b) No later than one hundred twenty (120) Business Days after a Tax Benefit described in Section 5.1(a) is realized by a member of the Company Group or a member of the SpinCo Group, the Company (if a member of the Company Group realizes such Tax Benefit) or SpinCo (if a member of the SpinCo Group realizes such Tax Benefit) shall provide the other Separation Party with notice of the amount payable to such other Separation Party by the Company or SpinCo pursuant to this Section 5. In the event that the Company or SpinCo disagrees with any such calculation described in this Section 5.1(b), the Company or SpinCo shall so notify the other Separation Party in writing within thirty (30) Business Days of receiving the written calculation set forth above in this Section 5.1(b). The Company and SpinCo shall endeavor in good faith to resolve such disagreement, and, failing that, the amount payable under this Section 5 shall be determined in accordance with the disagreement resolution provisions of Section 13 as promptly as practicable.

Section 5.2 Tax Benefits related to VAT. In the event that, in a Post-Distribution Period, SpinCo or any member of the SpinCo Group realizes a Tax Benefit arising from the refund, recovery, reduction, or reimbursement of any VAT that was paid, borne, or reported in a Pre-Distribution Period (including as a result of the correction, amendment, or adjustment of any Tax Return for a Pre-Distribution Period), SpinCo shall pay to the Company an amount equal to such Tax Benefit (net of any reasonable out-of-pocket expenses incurred in obtaining such Tax Benefit, including any Taxes imposed or payable in respect of the receipt or accrual thereof) within thirty (30) Business Days following realization of such Tax Benefit. For the avoidance of doubt, this Section 5.2 shall not apply to VAT recoveries arising in the ordinary course of business from the filing of Tax Returns for Post-Distribution Periods, including recoveries attributable to late-received invoices or similar timing differences that do not require the correction or amendment of any Tax Return for a Pre-Distribution Period.

Section 6. Intended Tax Treatment

Section 6.1 Restrictions on SpinCo and RMT Partner. During the Restricted Period, SpinCo and RMT Partner shall not:

(a) enter into any Proposed Acquisition Transaction, approve any Proposed Acquisition Transaction for any purpose, or allow any Proposed Acquisition Transaction to occur with respect to SpinCo or RMT Partner;

(b) merge or consolidate with any other Person (other than pursuant to the Merger or any Permitted Restructuring Transaction) or liquidate or partially liquidate, or cause or permit any member of the SpinCo Group that was the “controlled corporation” in a Separation Transaction step intended to qualify under Section 355 of the Code to engage in such a transaction;

(c) approve or allow the discontinuance, cessation, or sale or other transfer (to an Affiliate or otherwise, and including any transaction treated as a sale or transfer for U.S. federal income tax purposes) of more than thirty percent (30%) of the consolidated gross assets of, or a material change in the active conduct of, any trade or business on which SpinCo (or any member of the SpinCo Group that was the “controlled corporation” in a Separation Transaction step intended to qualify under Section 355 of the Code) relied for purposes of satisfying the requirements of Section 355(b) of the Code, as described in the IRS Ruling (in the case of a sale or other transfer of assets, (x) excluding (i) sales or other dispositions in the ordinary course of business, (ii) sales or other dispositions to a Person that is disregarded as an entity separate from the transferor for U.S. federal income tax purposes, (iii) any cash paid to acquire assets from an unrelated Person in an arm’s-length transaction, (iv) any cash paid in mandatory or optional repayment (or pre-payment) of any indebtedness of the transferor or any member of the transferor’s “separate affiliated group” (within the meaning of Section 355(b)(3) of the Code), (v) any sale or other disposition (including any sale or disposition structured as a merger or consolidation) to any Person that is a member of the “separate affiliated group” (within the meaning of Section 355(b)(3) of the Code) of each member of the SpinCo Group that relied on such trade or business for purposes of satisfying the requirements of Section 355(b) of the Code (as described in the IRS Ruling), (vi) any Permitted Restructuring Transaction or (vii) a Permitted Leverage Distribution, and (y) measuring the percentage of assets sold or transferred based on fair market values as of the Distribution Date (or other relevant Separation Transaction step intended to qualify under Section 355 of the Code));

(d) sell or otherwise dispose of more than thirty percent (30%) of the consolidated gross assets of SpinCo’s “separate affiliated group” (within the meaning of Section 355(b)(3) of the Code), or approve or allow the sale or other disposition (to an Affiliate or otherwise) of more than thirty percent (30%) of the consolidated gross assets of SpinCo’s “separate affiliated group” (within the meaning of Section 355(b)(3) of the Code) (in each case, (x) excluding (i) sales or other dispositions in the ordinary course of business, (ii) sales or other dispositions to a Person that is disregarded as an entity separate from the transferor for U.S. federal income tax purposes, (iii) any cash paid to acquire assets from an unrelated Person in an arm’s-length transaction, (iv) any cash paid in mandatory or optional repayment (or pre-payment) of any indebtedness of SpinCo or any member of the SpinCo Group, (v) any sale or other disposition (including any sale or disposition structured as a merger or consolidation) to any member of SpinCo’s “separate affiliated group” (within the meaning of Section 355(b)(3) of the Code), (vi) any Permitted Restructuring Transaction or (vii) a Permitted Leverage Distribution, and (y) measuring the percentage of assets sold or disposed of based on fair market values as of the Distribution Date);

(e) amend SpinCo’s certificate of incorporation (or other organizational documents), or take any other action or approve or allow the taking of any action, whether through a stockholder vote or otherwise, affecting the voting rights of SpinCo stock;

(f) issue shares of a new class of non-voting stock, or otherwise issue shares of stock that could reasonably be expected to have adverse consequences under Section 355(e) of the Code; provided that an issuance under this Section 6.1(f) shall not be reasonably expected to have adverse consequences under Section 355(e) to the extent the issuance satisfies Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer), in each case, of Treasury Regulations Section 1.355-7(d);

(g) purchase, directly or through any Affiliate, any of RMT Partner’s outstanding stock, other than any Permitted Repurchases or Permitted Restructuring Transaction;

(h) with respect to the Distribution, take any action or fail to take any action, or permit any member of the SpinCo Group to take any action or fail to take any action, that is inconsistent with any representation or covenant made in the Tax Opinions/Rulings or the Ruling Request; or

(i) take any action or permit any other member of the SpinCo Group to take any action (including any transactions with a third-party or any transaction with any Separation Party) that, individually or in the aggregate (taking into account other transactions described in this Section 6.1), would be reasonably likely to adversely affect the Intended Tax Treatment of the Contribution, the SpinCo Cash Distribution, the Distribution, or the Merger.

provided, however, that SpinCo or RMT Partner shall be permitted to take such action or one or more actions set forth in the foregoing clauses (b) through (i) if, prior to taking any such actions, SpinCo or RMT Partner shall (1) have received a favorable private letter ruling from the IRS, or a ruling from another Tax Authority that confirms that such action or actions will not result in Distribution Taxes, taking into account such actions and any other relevant transactions in the aggregate (a “Post-Distribution Ruling”), in form and substance satisfactory to the Company in its discretion, which discretion shall be reasonably exercised in good faith solely to prevent the imposition of Distribution Taxes (which discretion shall include consideration of the reasonableness of any representations made in connection with such Post-Distribution Ruling), (2) have received an Unqualified Tax Opinion, in form and substance satisfactory to the Company in its discretion, which discretion shall be reasonably exercised in good faith solely to prevent the imposition of Distribution Taxes or (3) have received written notice from the Company that it has waived (which waiver shall be withheld by the Company in its sole and absolute discretion) the requirement to obtain such Post-Distribution Ruling and/or Unqualified Tax Opinion. SpinCo and RMT Partner shall provide a copy of the Post-Distribution Ruling or the Unqualified Tax Opinion described in this paragraph to the Company as soon as practicable prior to taking or failing to take any action set forth in the foregoing clauses (b) through (i). The Company’s evaluation of a Post-Distribution Ruling or Unqualified Tax Opinion may consider, among other factors, the appropriateness or reasonableness of any underlying assumptions, representations and covenants made in connection with such Post-Distribution Ruling or Unqualified Tax Opinion. SpinCo and RMT Partner shall bear all costs and expenses of securing any such Post-Distribution Ruling or Unqualified Tax Opinion and shall reimburse the Company for all reasonable out-of-pocket costs and expenses that the Company Group may incur in seeking to obtain or evaluate any such Post-Distribution Ruling or Unqualified Tax Opinion. For the avoidance of doubt, the presence of a Post-Distribution Ruling or Unqualified Tax Opinion shall not relieve SpinCo or RMT Partner from any indemnification obligations otherwise present under this Agreement.

Section 6.2 Restrictions on the Company. During the Restricted Period, the Company shall not:

(a) with respect to the Distribution, take any action or fail to take any action, or permit any member of the Company Group to take any action or fail to take any action, that is inconsistent with any representation or covenant made in the Tax Opinions/Rulings or the Ruling Request; or

(b) take any action or permit any other member of the Company Group to take any action (including any transactions with a third-party or any transaction with any Separation Party) that, individually or in the aggregate (taking into account other transactions described in this Section 6.2), would be reasonably likely to adversely affect the Intended Tax Treatment of the Contribution, the SpinCo Cash Distribution, the Distribution, or the Merger.

Section 6.3 Liability for Distribution Tax-Related Losses. In the event that Distribution Taxes become due and payable to a Tax Authority pursuant to a Final Determination, then, notwithstanding anything to the contrary in this Agreement:

(a) if such Distribution Taxes are attributable to a Company Tainting Act, then the Company shall be responsible for any Distribution Tax-Related Losses;

(b) if such Distribution Taxes are attributable to a SpinCo Tainting Act, then SpinCo and RMT Partner shall be responsible for any Distribution Tax-Related Losses;

(c) if such Distribution Taxes are attributable to both a Company Tainting Act and a SpinCo Tainting Act, responsibility for such Distribution Tax-Related Losses shall be allocated between the Company, on the one hand, and SpinCo and RMT Partner, on the other hand, according to relative fault; provided, however, that if such Distribution Taxes result from the application of Section 355(e) of the Code to the Distribution, (i) the Company shall be one hundred percent (100%) responsible for any Distribution Tax-Related Losses if a Company Tainting Act causes the application of Section 355(e) of the Code and a SpinCo Tainting Act does not cause the application of Section 355(e) of the Code, and (ii) SpinCo and RMT Partner shall be one hundred percent (100%) responsible for any Distribution Tax-Related Losses if a SpinCo Tainting Act causes the application of Section 355(e) of the Code and a Company Tainting Act does not cause the application of Section 355(e) of the Code;

(d) if such Distribution Taxes are attributable to the failure of the Intended Tax Treatment because of an issue with respect to the computation or availability of Overlap Shareholders, then (i) the Company shall be responsible for a portion of any Distribution Tax-Related Losses equal to the SpinCo Percentage multiplied by the total amount of such Distribution Tax-Related Losses, and (ii) SpinCo and RMT Partner shall be responsible for a portion of any Distribution Tax-Related Losses equal to the RMT Partner Percentage multiplied by the total amount of such Distribution Tax-Related Losses; and

(e) if such Distribution Taxes (i) are not attributable to a Company Tainting Act or a SpinCo Tainting Act, or (ii) are not attributable to an issue with respect to the computation or availability of Overlap Shareholders, then the Company shall be one hundred percent (100%) responsible for any Distribution Tax-Related Losses.

Section 7. Cooperation and Reliance.

Section 7.1 Assistance and Cooperation.

(a) Subject to Section 7.1(b), the Separation Parties shall cooperate (and cause their respective Affiliates to cooperate) with each other and with each other’s agents, including accounting firms and legal counsel, in connection with Tax matters relating to the Separation Parties and their Affiliates including (i) preparation and filing of Tax Returns, (ii) determining the liability for and amount of any Taxes due (including estimated Taxes) or the right to and amount of any refund of Taxes, (iii) examinations of Tax Returns and (iv) any administrative or judicial proceeding in respect of Taxes assessed or proposed to be assessed. Such cooperation shall include making all information and documents in their possession relating to the other Separation Party and its Affiliates available to such other Separation Party as provided in Section 8.

Each of the Separation Parties shall also make available to the other, as reasonably requested and available, personnel (including officers, directors, employees and agents of the Separation Parties or their respective Affiliates) responsible for preparing, maintaining and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to Taxes.

(b) Any information or documents provided under this Section 7 shall be kept confidential by the Separation Party receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any administrative or judicial proceedings relating to Taxes. Notwithstanding any other provision of this Agreement or any other agreement, (i) neither the Company nor any Company Affiliate shall be required to provide SpinCo, any SpinCo Affiliate, or any other Person access to or copies of any information or procedures (including the proceedings of any Tax Contest) other than information or procedures that relate to SpinCo, the business or assets of SpinCo or any of SpinCo Affiliate and (ii) in no event shall the Company or any Company Affiliate be required to provide SpinCo, any SpinCo Affiliate, or any other Person access to or copies of any information if such action could reasonably be expected to result in the waiver of any Privilege. In addition, in the event that the Company determines that the provision of any information or documents to SpinCo or any SpinCo Affiliate could be commercially detrimental, violate any Law or agreement or waive any Privilege, the Parties shall use reasonable best efforts to permit compliance with this Section 7 in a manner that avoids any such harm or consequence.

Section 7.2 Income Tax Return Information. SpinCo and the Company acknowledge that time is of the essence in relation to any request for information, assistance or cooperation made by the Company or SpinCo pursuant to Section 7.1 or this Section 7.2. Each Separation Party shall provide to the other Separation Party information and documents relating to its Group required by the other Separation Party to prepare Tax Returns, provided that the providing Separation Party may redact from such information and documents any Redactable Information. Any information or documents the Responsible Separation Party requires to prepare such Tax Returns shall be provided in such form as the Responsible Separation Party reasonably requests and in sufficient time for the Responsible Separation Party to file such Tax Returns on a timely basis.

Section 7.3 Non-Performance. If a Separation Party (or any of its Affiliates) fails to comply with any of its obligations set forth in this Section 7 upon reasonable request and notice by the other Separation Party (or any of its Affiliates) and such failure results in the imposition of additional Taxes, the non-performing Separation Party shall be liable in full for such additional Taxes.

Section 7.4 Costs. Each Separation Party shall devote the personnel and resources necessary in order to carry out this Section 7 and shall make its employees available on a mutually convenient basis to provide explanations of any documents or information provided hereunder. Each Separation Party shall carry out its responsibilities under this Section 7 at its own cost and expense.

Section 8. Tax Records.

Section 8.1 Retention of Tax Records. Each Separation Party shall preserve and keep all Tax Records exclusively relating to the assets and activities of its Group for Pre-Distribution Periods, and the Company shall preserve and keep all other Tax Records relating to Taxes of the Groups for Pre-Distribution Periods, for so long as the contents thereof may become material in the administration of any matter under the Code or other applicable Tax Law, but in any event until the later of (i) the expiration of any applicable statutes of limitations, or (ii) seven (7) years after the Distribution Date (such later date, the “Retention Date”). After the Retention Date, each Separation Party may dispose of such Tax Records upon ninety (90) Business Days’ prior written notice to the other Separation Party. If, prior to the Retention Date, (a) a Separation Party reasonably determines that any Tax Records which it would otherwise be required to preserve and keep under this Section 8 are no longer material in the administration of any matter under the Code or other applicable Tax Law as relates to the other Separation Party and such other Separation Party agrees, then such first Separation Party may dispose of such Tax Records upon ninety (90) Business Days’ prior notice to the other Separation Party. Any notice of an intent to dispose given pursuant to this Section 8.1 shall include a list of the Tax Records to be disposed of describing in reasonable detail each file, book or other record accumulation being disposed, provided that Redactable Information may be redacted from such list and such detail. The notified Separation Party shall have the opportunity, at its cost and expense, to copy or remove, within such ninety (90)-day period, all or any part of such Tax Records, provided that the notifying Separation Party may redact from such Tax Records, prior to such copying or removal, any Redactable Information. If, at any time prior to the Retention Date, a Separation Party determines to decommission or otherwise discontinue any computer program or information technology system used to access or store any Tax Records, then such Separation Party may decommission or discontinue such program or system upon ninety (90) Business Days’ prior notice to the other Separation Party and the other Separation Party shall have the opportunity, at its cost and expense, to copy, within such ninety (90)-day period, all or any part of the underlying data relating to the Tax Records accessed by or stored on such program or system, provided that the notifying Separation Party may redact from such Tax Records, prior to such copying or removal, any Redactable Information.

Section 8.2 Access to Tax Records. The Separation Parties and their respective Affiliates shall make available to each other for inspection and copying during normal business hours upon reasonable notice all Tax Records (and, for the avoidance of doubt, any pertinent underlying data accessed or stored on any computer program or information technology system) in their possession and shall permit the other Separation Party and its Affiliates, authorized agents and representatives and any representative of a Tax Authority or other Tax auditor direct access during normal business hours upon reasonable notice to any computer program or information technology system used to access or store any Tax Records, in each case to the extent reasonably required by the other Separation Party in connection with the preparation of Tax Returns or financial accounting statements, audits, litigation or the resolution of items under this Agreement, provided that Redactable Information may be redacted from any such provided Tax Records. To the extent any Tax Records are required to be or are otherwise transferred by the Separation Parties or their respective Affiliates to any person other than an Affiliate, the Separation Party or its respective Affiliate shall transfer such records to the other Separation Party at such time.

Section 9. Tax Contests.

Section 9.1 Notice. Each of the Separation Parties shall provide prompt notice to the other Separation Party of any written communication from a Tax Authority regarding any pending or threatened Tax audit, assessment or proceeding or other Tax Contest of which it becomes aware related to Taxes for which it is indemnified by the other Separation Party hereunder or for which it may be required to indemnify the other Separation Party hereunder. Such notice shall attach copies of the pertinent portion of any written communication from a Tax Authority and contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Tax Authority in respect of any such matters, provided that Redactable Information may be redacted from any such copies and documents so provided.

Section 9.2 Control of Tax Contests.

(a) Controlling Separation Party. In the case of any Tax Contest with respect to any Tax Return, the Separation Party that would be primarily liable under this Agreement to pay the applicable Tax Authority the Taxes resulting from such Tax Contest shall administer and control such Tax Contest (the “Controlling Separation Party”). Notwithstanding the previous sentence:

(i) In the case of any Tax Contest with respect to the Intended Tax Treatment or the tax treatment of any Separation Transaction, the Company shall be the Controlling Separation Party; provided, however, if SpinCo may reasonably be expected to become liable to make any indemnification payment under this Agreement in connection with the resolution of such Tax Contest, SpinCo shall have the right to jointly control the Tax Contest to the extent relating to Taxes for which SpinCo may reasonably be expected to indemnify under this Agreement, and the Company shall not settle any such Tax Contest without the prior written consent of SpinCo (not to be unreasonably withheld, conditioned or delayed) to the extent such settlement relates to Taxes for which SpinCo may reasonably be expected to indemnify under this Agreement.

(ii) In the case of any Tax Contest related to any Tax Return required to be filed by a member of the SpinCo Group pursuant to Section 3.2 for which the Company is the Controlling Separation Party, (i) the Company shall keep SpinCo informed in a timely manner of all actions taken or proposed to be taken by the Company with respect to such Tax Contest; and (ii) the Company shall not settle any such Tax Contest without the prior written consent of RMT Partner (not to be unreasonably withheld, conditioned or delayed) to the extent such settlement relates to Taxes for which SpinCo or RMT Partner may reasonably be expected to indemnify under this Agreement or would otherwise reasonably be expected to materially and adversely impact the Tax liability of any member of the SpinCo Group in any Post-Distribution Period.

(b) Information Rights. Unless waived by the Separation Parties in writing, in connection with any potential adjustment in a Tax Contest as a result of which adjustment the other non-controlling Separation Party (the “Non-Controlling Separation Party”) may reasonably be expected to become liable to make any indemnification payment (or any payment under Section 5) under this Agreement to the Controlling Separation Party under this Agreement: (i) the Controlling Separation Party shall keep the Non-Controlling Separation Party informed in a timely manner of all actions taken or proposed to be taken by the Controlling Separation Party with respect to such potential adjustment in such Tax Contest; (ii) the Controlling Separation Party shall provide the Non-Controlling Separation Party copies of any written materials relating to such potential adjustment in such Tax Contest received from any Tax Authority; (iii) the Controlling Separation Party shall timely provide the Non-Controlling Separation Party with copies of any correspondence or filings submitted to any Tax Authority or judicial authority in connection with such potential adjustment in such Tax Contest; (iv) the Controlling Separation Party shall consult with the Non-Controlling Separation Party (including, without limitation, regarding the use of outside advisors to assist with the Tax Contest) and offer the Non-Controlling Separation Party a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such potential adjustment in such Tax Contest and (v) the Controlling Separation Party shall defend such Tax Contest diligently and in good faith, provided that a Separation Party providing any copies, documents, or materials required to be provided under this Section 9.2(b) may redact from such copies, documents, or materials any Redactable Information. The failure of the Controlling Separation Party to take any action specified in the preceding sentences with respect to the Non-Controlling Separation Party shall not relieve the Non-Controlling Separation Party of any liability and/or obligation which it may have to the Controlling Separation Party under this Agreement except to the extent that the Non-Controlling Separation Party was actually harmed by such failure, and in no event shall such failure relieve the Non-Controlling Separation Party from any other liability or obligation which it may have to the Controlling Separation Party.

(c) Tax Contest Participation. Unless waived by the Separation Parties in writing, the Controlling Separation Party shall provide the Non-Controlling Separation Party with written notice reasonably in advance of, and the Non-Controlling Separation Party shall have the right to attend, any formally scheduled meetings with Tax Authorities or hearings or proceedings before any judicial authorities in connection with any potential adjustment in a Tax Contest pursuant to which the Non-Controlling Separation Party may reasonably be expected to become liable to make any indemnification payment (or any payment under Section 5) to the Controlling Separation Party under this Agreement. The failure of the Controlling Separation Party to provide any notice specified in this Section 9.2(c) to the Non-Controlling Separation Party shall not relieve the Non-Controlling Separation Party of any liability and/or obligation which it may have to the Controlling Separation Party under this Agreement except to the extent that the Non-Controlling Separation Party was actually harmed by such failure, and in no event shall such failure relieve the Non-Controlling Separation Party from any other liability or obligation which it may have to the Controlling Separation Party.

(d) Power of Attorney. Each member of the SpinCo Group shall execute and deliver to the Company (or such member of the Company Group as the Company shall designate) any power of attorney or other similar document reasonably requested by the Company (or such designee) in connection with any Tax Contest (as to which the Company is the Controlling Separation Party) described in this Section 9. Each member of the Company Group shall execute and deliver to SpinCo (or such member of the SpinCo Group as SpinCo shall designate) any power of attorney or other similar document requested by SpinCo (or such designee) in connection with any Tax Contest (as to which SpinCo is the Controlling Separation Party) described in this Section 9.

(e) Costs. All external out-of-pocket costs and expenses that are incurred by the Controlling Separation Party with respect to a Tax Contest related to an adjustment which the Non-Controlling Separation Party may reasonably be expected to become liable to make any indemnification payment under this Agreement shall be shared by the Separation Parties according to each Separation Party’s relative share of the potential Tax liability with respect to the Tax Contest as determined under this Agreement; provided, however, that a Non-Controlling Separation Party shall not be liable for fees payable to outside advisors to the extent that the Controlling Separation Party failed to consult with the Non-Controlling Separation Party pursuant to Section 9.2(b). If the Controlling Separation Party incurs out-of-pocket costs and expenses to be shared under this Section 9.2(e) during a fiscal quarter, such Controlling Separation Party shall provide notice to the Non-Controlling Separation Party within thirty (30) days after the end of such fiscal quarter for the amount due from such Non-Controlling Separation Party pursuant to this Section 9.2(e), describing in reasonable detail the particulars relating thereto. Such Non-Controlling Separation Party shall have a period of thirty (30) days after the receipt of notice to respond thereto. Unless the Non-Controlling Separation Party disputes the amount it is liable for under this Section 9.2(e), the Non-Controlling Separation Party shall reimburse the Controlling Separation Party within forty-five (45) days of delivery by the Controlling Separation Party of the notice described above. To the extent the Non-Controlling Separation Party does not agree with the amount the Controlling Separation Party claims the Non-Controlling Separation Party is liable for under this Section 9.2(e), the dispute shall be resolved in accordance with Section 13. During the first month of each fiscal quarter in which it expects to incur costs for which reimbursement may be sought under this Section 9.2(e), the Controlling Separation Party will provide the Non-Controlling Separation Party with a good faith estimate of such costs.

Section 10. Effective Date; Termination of Prior Intercompany Tax Allocation Agreements. This Agreement shall be effective as of the date hereof. As of the date hereof, (a) all prior intercompany Tax allocation agreements or arrangements between one or more members of the Company Group, on the one hand, and one or more members of the SpinCo Group, on the other hand, shall be terminated; and (b) amounts due under such agreements as of the date hereof shall be settled as of the date hereof. Upon such termination and settlement, no further payments by or to the Company or by or to SpinCo with respect to such agreements shall be made, and all other rights and obligations resulting from such agreements between the Separation Parties and their Affiliates shall cease at such time.

Section 11. Survival of Obligations. The representations, warranties, covenants and agreements set forth in this Agreement shall be unconditional and absolute and shall remain in effect without limitation as to time.

Section 12. Treatment of Payments; Tax Gross Up.

Section 12.1 Treatment of Tax Indemnity and Tax Benefit Payments. In the absence of any change in Tax treatment under the Code or other applicable Tax Law,

(a) any Tax indemnity payments made by a Separation Party under this Agreement shall be treated for Tax purposes by the payor and the recipient as distributions or capital contributions, as appropriate, occurring immediately before the Distribution (but only to the extent the payment does not relate to a Tax allocated to the payor in accordance with Section 1552 of the Code or the Treasury Regulations thereunder or Treasury Regulations Section 1.1502-33(d) (or under corresponding principles of other applicable Tax Laws)) or as payments of an assumed or retained liability, and

(b) any Tax Benefit payments made by a Separation Party under Section 5 shall be treated for Tax purposes by the payor and the recipient as distributions or capital contributions, as appropriate, occurring immediately before the Distribution (but only to the extent the payment does not relate to a Tax allocated to the payor in accordance with Section 1552 of the Code or the Treasury Regulations thereunder or Treasury Regulations Section 1.1502-33(d) (or under corresponding principles of other applicable Tax Laws)) or as payments of an assumed or retained liability.

Section 12.2 Tax Gross Up. If, notwithstanding the manner in which Tax indemnity payments and Tax Benefit payments were reported, there is an adjustment to the Tax liability of a Separation Party as a result of its receipt of a payment pursuant to this Agreement, such payment shall be appropriately adjusted so that the amount of such payment, reduced by all Income Taxes payable with respect to the receipt thereof (but taking into account all correlative Tax Benefits resulting from the payment of such Income Taxes), shall equal the amount of the payment which the Separation Party receiving such payment would otherwise be entitled to receive pursuant to this Agreement.

Section 12.3 Interest on Late Payments. With respect to any payment between the Parties pursuant to this Agreement not made by the due date set forth in this Agreement for such payment, any unpaid amounts shall accrue interest in accordance with the provisions of Section 5.2 of the Separation Agreement.

Section 13. Disagreements.

Section 13.1 Discussion. The Separation Parties mutually desire that friendly collaboration will continue between them. Accordingly, they will try, and they will cause their respective Group members to try, to resolve in an amicable manner all disagreements and misunderstandings connected with their respective rights and obligations under this Agreement, including any amendments hereto. In furtherance thereof, in the event of any dispute or disagreement (a “Dispute”) between any member of the Company Group and any member of the SpinCo Group as to the interpretation of any provision of this Agreement or the performance of obligations hereunder, the Tax departments of the Separation Parties shall negotiate in good faith to resolve the Dispute.

Section 13.2 Escalation. If such good faith negotiations do not resolve the Dispute, then the matter, upon written request of either Separation Party, will be referred for resolution to representatives of the Separation Parties at a senior level of management of the Separation Parties pursuant to the procedures set forth in Section 9.14 of the Separation Agreement.

Section 13.3 Referral to Tax Advisor for Computational Disputes. Notwithstanding anything to the contrary in this Section 13, with respect to any Dispute under this Agreement involving computational matters, if the Separation Parties are not able to resolve the Dispute through the discussion process set forth in Section 13.1, then the Separation Parties shall not refer the dispute to the escalation process set forth in Section 13.2, but rather the Dispute will be referred to a Tax Advisor acceptable to each of the Separation Parties to act as an arbitrator in order to resolve the Dispute. In the event that the Separation Parties are unable to agree upon a Tax Advisor within fifteen (15) days following the completion of the discussion process, the Separation Parties shall each separately retain an independent, nationally recognized law or accounting firm (each, a “Preliminary Tax Advisor”), which Preliminary Tax Advisors shall jointly select a Tax Advisor on behalf of the Separation Parties to act as an arbitrator in order to resolve the Dispute. The Tax Advisor may, in its discretion, obtain the services of any third-party appraiser, accounting firm or consultant that the Tax Advisor deems necessary to assist it in resolving such disagreement. The Tax Advisor shall furnish written notice to the Separation Parties of its resolution of any such Dispute as soon as practical, but in any event no later than thirty (30) days after its acceptance of the matter for resolution. Any such resolution by the Tax Advisor will be conclusive and binding on the Separation Parties. Following receipt of the Tax Advisor’s written notice to the Separation Parties of its resolution of the Dispute, the Separation Parties shall each take or cause to be taken any action necessary to implement such resolution of the Tax Advisor. Each Separation Party shall pay its own fees and expenses (including the fees and expenses of its representatives) incurred in connection with the referral of the matter to the Tax Advisor (and the Preliminary Tax Advisors, if any). All fees and expenses of the Tax Advisor (and the Preliminary Tax Advisors, if any) in connection with such referral shall be shared equally by the Separation Parties.

Section 13.4 Injunctive Relief. Nothing in this Section 13 will prevent either Separation Party from seeking injunctive relief if any delay resulting from the efforts to resolve the Dispute through the process set forth above could result in serious and irreparable injury to either Separation Party. Notwithstanding anything to the contrary in this Agreement, the Company and SpinCo are the only members of their respective Group entitled to commence a dispute resolution procedure under this Agreement, and each of the Company and SpinCo will cause its respective Group members not to commence any dispute resolution procedure other than as provided in this Section 13.

Section 14. Expenses. Except as otherwise provided in this Agreement, each Separation Party and its Affiliates shall bear their own expenses incurred in connection with preparation of Tax Returns, Tax Contests and other matters related to Taxes under the provisions of this Agreement.

Section 15. General Provisions.

Section 15.1 Notices. All notices, requests, claims, demands or other communications under this Agreement shall be in writing and shall be given or made (and except as provided herein, shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by certified mail, return receipt requested, or by electronic mail (“e-mail”), so long as confirmation of receipt of such e-mail is requested and received, to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 15.1):

if to the Company to:

Modine Manufacturing Company

1500 De Koven Ave

Racine, Wisconsin 53403

Attention:   General Counsel

Email:     [redacted]

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166

Attention:   Andrew Kaplan

Email:     [redacted]

if to RMT Partner or SpinCo, to:

Gentherm Incorporated

28875 Cabot Drive

Novi, MI 48377

Attention:   Wayne Kauffman; Jon Douyard

Email:     [redacted]

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

330 N Wabash Ave, Suite 2800

Chicago, IL 60611

Attention:   Bradley C. Faris; Jason Morelli

E-mail: [redacted]

and

Honigman LLP

2290 First National Building

660 Woodward Avenue

Detroit, MI 48226

Attention:   Michael S. Ben; Matt VanWasshnova

Email:     [redacted]

A Party may change the address for receiving notices under this Agreement by providing written notice of the change of address to the other Parties.

Section 15.2 Waiver. No provisions of any Agreement shall be deemed waived, amended, supplemented or modified by a Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification. A Party is not prevented from enforcing any right, remedy or condition in the Party’s favor because of any failure or delay in exercising any right or remedy or in requiring satisfaction of any condition, except to the extent that the Party specifically waives the same in writing. A written waiver given for one matter or occasion is effective only in that instance and only for the purpose stated. A waiver once given is not to be construed as a waiver for any other matter or occasion. Any enumeration of a Party’s rights and remedies in this Agreement is not intended to be exclusive, and a Party’s rights and remedies are intended to be cumulative to the extent permitted by law and include any rights and remedies authorized in law or in equity.

Section 15.3 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

Section 15.4 Authority. Each of the Parties represents to the other that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate or other action, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.

Section 15.5 Further Action. The Parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement, including the execution and delivery to the other Parties and their Affiliates and representatives of such powers of attorney or other authorizing documentation as is reasonably necessary or appropriate in connection with Tax Contests (or portions thereof) under the control of such other Parties in accordance with Section 9.

Section 15.6 Integration. This Agreement, together with each of the exhibits and schedules appended hereto constitutes the final agreement among the Parties, and is the complete and exclusive statement of the Parties’ agreement on the matters contained herein. All prior and contemporaneous negotiations and agreements among the Parties with respect to the matters contained herein are superseded by this Agreement, as applicable. In the event of any inconsistency between this Agreement and the Separation Agreement, or any other agreements relating to the transactions contemplated by the Separation Agreement, with respect to matters addressed herein, the provisions of this Agreement shall control.

Section 15.7 Interpretation. As used in this Agreement, (a) words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other genders as the context requires; (b) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to the applicable Transaction Document as a whole (including all of the Schedules, Exhibits and Appendices hereto and thereto) and not to any particular provision of any Transaction Document; (c) Article, Section, Schedule, Exhibit and Appendix references are to the Articles, Sections, Schedules, Exhibits and Appendices to the applicable Transaction Document unless otherwise specified; (d) unless otherwise stated, all references to any agreement (including each Transaction Document) shall be deemed to include the exhibits, schedules and annexes (including all Schedules, Exhibits and Appendices) to such agreement; (e) the word “including” and words of similar import when used in the applicable Transaction Document shall mean “including, without limitation,” unless otherwise specified; (f) the word “or” shall be disjunctive but not exclusive; (g) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (h) unless otherwise specified in a particular case, the word “days” refers to calendar days; provided, that if any action is to be taken or given on or by a particular calendar day, and such calendar day is not a business day, then such action may be deferred until the next business day; (i)(A) references to “business day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions are generally authorized or required by Law to close in New York, New York, and (B) when calculating the period of time before which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a business day, the period shall end on the next succeeding business day; (j) references herein to this Agreement or any other agreement contemplated herein shall be deemed to refer to this Agreement or such other agreement as of the date on which it is executed and as it may be amended, modified or supplemented thereafter, unless otherwise specified; (k) unless expressly stated to the contrary in any Transaction Document, all references to “the date hereof,” “the date of this Agreement,” “hereby” and “hereupon” and words of similar import shall all be references to the date set forth in Section 9.13 of the Separation Agreement; (l) references to “paragraphs” or “clauses” shall be to separate paragraphs or clauses of the Section or subsection in which the reference occurs; (m) derivative forms of defined terms will have correlative meanings; (n) any Law defined or referred to in this Agreement or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws and the related regulations thereunder and published interpretations thereof; (o) references to any federal, state, local or foreign statute or Law shall include all rules and regulations promulgated thereunder; (p) references to any Person include references to such Person’s successors and permitted assigns, and in the case of any Governmental Authority, to any Person succeeding to its functions and capacities; (q) the terms “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (r) all monetary figures shall be in United States dollars unless otherwise specified; and (s) all accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP, unless the context otherwise requires.

Section 15.8 No Double Recovery. No provision of this Agreement shall be construed to provide an indemnity or other recovery for any costs, damages or other amounts for which the damaged Party has been fully compensated under any other provision of this Agreement or under any other agreement or action at law or equity. Unless expressly required in this Agreement, a Party shall not be required to exhaust all remedies available under other agreements or at law or equity before recovering under the remedies provided in this Agreement.

Section 15.9 Counterparts. This Agreement may be executed in one (1) or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one (1) or more counterparts have been signed by each of the Parties and delivered to the other Party.

Section 15.10 Governing Law. This Agreement (and any claims or disputes arising out of or related hereto or to the transactions contemplated hereby or to the inducement of any party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise), unless expressly provided herein, shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware irrespective of the choice of laws principles of the State of Delaware including all matters of validity, construction, effect, enforceability, performance and remedies.

Section 15.11 Submission to Jurisdiction; Waiver of Jury Trial.

(a) Each Party hereto irrevocably agrees that any litigation relating to any Dispute with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, solely in the case that the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) (the “Chosen Courts”). Each of the Parties hereto hereby irrevocably submits with regard to any such Dispute for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the Chosen Courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Chosen Courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Dispute with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the Chosen Courts, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Law, any claim that (A) the Dispute in such court is brought in an inconvenient forum, (B) the venue of such Dispute is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. To the fullest extent permitted by applicable Law, each Party hereto hereby consents to the service of process in accordance with Section 15.1; provided that (I) nothing herein shall affect the right of any Party to serve legal process in any other manner permitted by Law and (II) each such Party’s consent to jurisdiction and service contained in this Section 15.11(a) is solely for the purpose referred to in this Section 15.11(a) and shall not be deemed to be a general submission to said courts or in the State of Delaware other than for such purpose.

(b) EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 15.12 Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by a Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification; provided, that no waiver by RMT Partner, amendment, supplement or modification of this Agreement shall be deemed effective unless signed by the authorized representative of RMT Partner.

Section 15.13 Company Subsidiaries or SpinCo Subsidiaries. If, at any time, the Company or SpinCo acquires or creates one or more Subsidiaries that are includable in the Company Group or SpinCo Group, as the case may be, they shall be subject to this Agreement and all references to the Company Group or SpinCo Group, as the case may be, herein shall thereafter include a reference to such Subsidiaries.

Section 15.14 Successors. This Agreement shall be binding on and inure to the benefit of any successor by merger, acquisition of assets, or otherwise, to any of the Parties hereto (including, but not limited to, any successor of the Company or SpinCo succeeding to the Tax attributes of either under Section 381 of the Code), to the same extent as if such successor had been an original Party to this Agreement. As of the Effective Time, this Agreement shall be binding on RMT Partner and RMT Partner shall be subject to the obligations and restrictions imposed on SpinCo hereunder.

Section 15.15 Assignability. This Agreement shall be binding on and inure to the benefit of the Parties, and their respective successors and permitted assigns; provided, however, that no Party may assign its rights or delegate its obligations under this Agreement without the express prior written consent of all other Parties.

Section 15.16 No Fiduciary Relationship. The duties and obligations of the Parties, and their respective successors and permitted assigns, contained herein are the extent of the duties and obligations contemplated by this Agreement; nothing in this Agreement is intended to create a fiduciary relationship between the Parties hereto, or any of their successors and permitted assigns, or create any relationship or obligations other than those explicitly described.

Section 15.17 Mutual Drafting; Precedence. This Agreement shall be deemed to be the joint work product of the Parties and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

Section 15.18 Injunctions. The Parties agree and acknowledge that the failure to perform under this Agreement will cause an actual, immediate and irreparable harm and injury and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, it is agreed that, each of the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement by any other Party and to specifically enforce the terms and provisions of this Agreement in any court having jurisdiction, such remedy being in addition to any other remedy to which they may be entitled at law or in equity.

[Signature page follows.]

IN WITNESS WHEREOF, each Party has caused this Agreement to be executed on its behalf by a duly authorized officer on the date first set forth above.

Modine Manufacturing Company, a Wisconsin corporation

By:
Name:
Title:

Platinum SpinCo Inc., a Delaware corporation

By:
Name:
Title:

Gentherm Incorporated, a Michigan corporation

By:
Name:
Title:

[Signature Page to Tax Matters Agreement]